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                                                                    EXHIBIT 23.2



                     CONSENT OF HEMPSTEAD & CO. INCORPORATED
Voxware, Inc.
168 Franklin Corner Road
Lawrenceville, NJ 08648


We consent to the use in this Registration Statement on Form S-8 of Voxware, Inc. (the "Company") of our identity and the results of our report dated February 16, 2004, used to determine the fair value of the guarantee made by certain stockholders of the Company in connection with the Company's credit facility with Silicon Valley Bank, originally filed as Exhibit 23.3 with the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004, which Exhibit is incorporated by reference in the Registration Statement.


Hempstead & Co. Incorporated

   /s/  HEMPSTEAD & CO. INCORPORATED
-----------------------------------------
Haddonfield, New Jersey
June 27, 2006